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EXHIBIT 21.1.  LIST OF SUBSIDIARIES:

     DIRECT:

              Busey Bank
              Busey Bank fsb
              Busey Investment Group, Inc.
              First Busey Resources, Inc.


     INDIRECT:
              First Busey Trust & Investment Co.
              First Busey Securities, Inc.
              Busey Insurance Services, Inc.
              B.A.T., Inc.
              Busey Travel, Inc.








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